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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         INDUSTRIES INTERNATIONAL, INC.

                                    * * * * *

         FIRST: The name of the corporation is Industries International, Inc. (the "Corporation"). The Corporation's original Articles of Incorporation was filed with the Secretary of State of the State of Nevada on January 11, 1991.

         SECOND: On February 28, 2003, in the manner prescribed by Sections
78.315 and 78.390 of the Nevada General Corporation Law, this Amended and Restated Articles of Incorporation was duly adopted by written consent of the Board of Directors and on April 7, 2003, in the manner prescribed by Section
78.385 of the Nevada General Corporation Law, was duly adopted, at a duly noticed special meeting of the stockholders, by the holders of at least a majority of the outstanding capital stock of the Corporation. This Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all amendments thereto.

         THIRD: The Articles of Incorporation of the Corporation is amended and restated in its entirety as follows:

               FIRST: The name of the corporation is Industries International, Incorporated.

               SECOND: The address of the registered office of the Corporation in the State of Nevada is located at 318 North Carson Street #208, Carson City, Nevada 89701. The name of the registered agent at that address is Paracorp Incorporated.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada General Corporation Law.

               FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, preferred stock ("Preferred Stock") and common stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is 510,000,000. The total number of shares of Common Stock the

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          Corporation shall have the authority to issue is 500,000,000, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 10,000,000, par value $0.01 per share. The Corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

               The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, and by filing a certificate pursuant to the Nevada General Corporation Law, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares as may be permitted by the Nevada General Corporation Law.

               FIFTH: The election of directors need not be by written ballot unless otherwise provided by the By-laws of the Corporation.

               SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the By-laws of the Corporation, except as such power may be restricted or limited by the Nevada General Corporation Law.

               SEVENTH: Anything to the contrary in this Amended and Restated Articles of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 78.300 of the Nevada General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Nevada General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, as so amended.

               Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               EIGHTH: The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, each person (or the estate of any such person) who was or is a party to, or is threatened to be made a

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          party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability that may be asserted against such person. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

               FOURTH: The foregoing amendment and restatement of the Articles of Incorporation shall supersede the original Articles of Incorporation of the Corporation and all amendments thereto.

         IN WITNESS WHEREOF, the undersigned corporation has caused this Amended and Restated Articles of Incorporation to be signed by a duly authorized officer this [ ] day of March, 2003.

                                            INDUSTRIES INTERNATIONAL, INC.

                                            By:
                                                     -------------------------
                                            Name:
                                            Title:



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